Exhibit 99.1

Orthofix Announces Preliminary Fourth Quarter 2015 and Full Year Net Sales Results

LEWISVILLE, Texas — January 12, 2016 — Orthofix International N.V. (NASDAQ:OFIX), a diversified, global medical device company, today announced preliminary unaudited fourth quarter 2015 net sales of approximately $105 million. These preliminary results represent a reported sales growth of 4.3% and constant currency sales growth of 7.6% over the fourth quarter 2014. For the full year 2015, preliminary unaudited net sales were approximately $396 million, which decreased 1.4% on a reported basis and increased 2.4% on a constant currency basis over the full year 2014.

	Three Months Ended December 31,
(Unaudited, U.S. Dollars, in millions)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$45	$40	13%	13%
Biologics	16	15	5%	5%
Extremity Fixation	24	27	(14)%	(2)%
Spine Fixation	20	18	12%	12%
Total net sales	$105	$100	4%	8%

	Year Ended December 31,
(Unaudited, U.S. Dollars, in millions)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$165	$155	7%	7%
Biologics	60	56	7%	7%
Extremity Fixation	96	109	(12)%	1%
Spine Fixation	75	82	(8)%	(7)%
Total net sales	$396	$402	(1)%	2%

“2015 proved to be a very productive year for Orthofix in many ways. Considering the headwinds we faced as we began the year and the international macroeconomic challenges, I am pleased with our constant currency net sales growth in 2015 and particularly with our strong fourth quarter. During the year we also strengthened our controls and processes throughout the company and remain on budget with our Project Bluecore infrastructure improvements, which will be completed in the next few quarters,” said Brad Mason, President and Chief Executive Officer. “Additionally, our $75 million two-year stock repurchase plan, announced in November, remains in effect and has resulted in stock purchases of approximately 294,000 shares for $11.6 million through December 31, 2015.”

Preliminary 2016 Outlook

Looking ahead to 2016 full year expectations, despite continuing volatility in the international markets and an anticipated decrease of $4.5 million in net sales in Puerto Rico year-over-year due to government financial viability, the Company currently expects:

•	Net sales between $407 million to $412 million, reflecting reported growth of 2.6% to 3.9% and constant currency growth of 2.5% to 4.0%; and
•	Margin expansion through improved operating leverage and SG&A expense reductions.

Also noteworthy, the Company expects lower sequential net sales and bottom line leverage in the first quarter of 2016 versus the fourth quarter of 2015. This would be in line with the Company’s seasonal pattern of quarterly sales achievement and consistent with results from the first quarter of 2015.

“Regarding our near term capital deployment strategy, we remain focused on clinical research in our core technologies, completing our infrastructure improvements, continuing our stock repurchase plan and acquiring complementary products and technologies.” said Mason.

Upcoming Presentations / Conference Calls

As previously announced, the Company’s President and Chief Executive Officer, Brad Mason, will provide an investor presentation at 8:00 a.m. Pacific Time on Thursday, January 14, 2016, at the 34th Annual J.P. Morgan Healthcare Conference in San Francisco.  A live audio webcast will be available on the Company’s website at www.orthofix.com by clicking on the Investors tab and then clicking the link on the Events and Presentations page.

In addition, Mr. Mason’s written presentation materials are now available for review at http://ir.orthofix.com/events.cfm.

The Company also expects to host a conference call in early March to discuss final fourth quarter 2015 earnings results and its updated outlook for 2016.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the expected sales of our products, including recently launched products; the continuation of our ongoing share repurchase program; finalization of our full financial statements for the fiscal year ended December 31, 2014; an investigation by the Division of Enforcement of the Securities and Exchange Commission (the "SEC") and related securities class action litigation arising out of our prior accounting review and restatements of financial statements; our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Company Contact
Orthofix International N.V.	Orthofix International N.V.
Mark Quick	Denise Landry
P: 214-937-2924	P: 214-937-2529
E: markquick@orthofix.com	E: deniselandry@orthofix.com

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